Exhibit 10.1
Execution Version
STOCK PURCHASE AGREEMENT
by and between
AOL LLC
and
ETELECARE GLOBAL SOLUTIONS, INC.
September 18, 2007

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

Page

Section 11.8 Exhibits and Schedules	36
Section 11.9 Interpretation	36
Section 11.10 Expenses	36
Section 11.11 Governing Law	36
Section 11.12 Specific Performance	36
Section 11.13 Jurisdiction and Service of Process	36
Section 11.14 Waiver of Jury Trial	37
Section 11.15 Limitation of Liability	37
Section 11.16 Counterparts	37

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STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (the “Agreement”) is made as of September 18, 2007, by and between AOL LLC, a limited liability company organized under the laws of the State of Delaware, United States of America (the “Seller”), and ETELECARE GLOBAL SOLUTIONS, INC., a corporation organized under the laws of the Republic of the Philippines (the “Purchaser”).
     The Seller will own (including beneficial ownership) at Closing 13,600,007 shares of common stock (the “Shares”) constituting all of the issued and outstanding shares of capital stock of AOL Member Services-Philippines, Inc., a corporation organized under the laws of the Republic of the Philippines (the “Company”), and the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares in accordance with the provisions of this Agreement.
     NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
     Section 1.1 Definitions. For the purposes of this Agreement:
     “Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “BIR” means the Philippines Bureau of Internal Revenue.
     “Company Plan” means any “employee benefit plan”, any “employee welfare benefit plan” and any other plan, Contract or arrangement involving compensation, including insurance coverage, severance benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation maintained by the Company for the benefit of any current or former director, employee or consultant of the Company and with respect to which the Company may have any Liability following the Closing Date.
     “Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation that is legally binding.
     “Corporate Officer,” with respect to the Company means those Persons holding the position of Chairman, President, Treasurer, Corporate Secretary and Assistant Corporate Secretary of the Company, as elected by the Board of Directors or shareholders of the Company.
     “Effective Time” means 11:59 p.m. (Philippines time) on the Closing Date.

     “Employee” means any employee or officer of the Company, other than any Corporate Officer of the Company, acting solely in such capacity (but including any Corporate Officer who is otherwise an employee of the Company).
     “Encumbrance” means any charge, claim, mortgage, encumbrance, pledge, security interest, restriction, adverse claim or other lien.
     “Environment” means soil, land surface or subsurface strata, surface waters and ambient air (including indoor air).
     “Environmental Law” means any Law that relates to protection of the Environment.
     “Estimated Net Book Value” means Six Million Two Hundred Thousand United States Dollars (US$6,200,000).
     “Financial Liability” means any of the following Liabilities: loans, accounts payable, mortgages pledges, security interests, liens, deferred revenues, and accrued expenses.
     “Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (c) multinational organization or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
     “Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
     “Intellectual Property” means: (a) all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) all copyrights, copyright registrations and copyright applications, copyrightable works and all other corresponding rights; (c) all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (d) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, and confidential business information; (e) all computer software including source, object and executable code, firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; and (f) all copies and tangible embodiments of any of the foregoing.
     “Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
     “Knowledge” means, (a) with respect to the Seller, the current conscious awareness of any of the executive officers or senior managerial employees of the Seller or the Company listed in Section 1.1(a) of the Seller Disclosure Schedule, (b) with respect to the Purchaser, the current conscious awareness of any of the executive officers or senior managerial employees of the Purchaser listed in Section 1.1(a) of the Purchaser Disclosure Schedule. The Seller will not be deemed to have knowledge (actual, constructive or otherwise) of any fact, event, condition or occurrence known or deemed to be known by any other Person other than as expressly set forth in the foregoing sentence.

     “Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance or code.
     “Liability” means any liability, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.
     “Loss” means any loss, damage, fine, penalty, interest, charge, cost or other Liability.
     A violation or other matter is deemed to have a “Material Adverse Effect” on the Company, if such violation or other matter either individually or in the aggregate with all other circumstances, changes or effects, has a material adverse effect on business, assets, Liabilities, financial condition or results of operations of the Company, taken as a whole, but excluding (i) effects or changes resulting from major acts of terrorism, (ii) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of the Purchaser, (iii) changes or developments in Laws applicable to the business of the Company or the enforcement thereof, (iv) effects or changes that are generally applicable to the industries and markets in which the Company operates, (v) changes in the United States, the Philippines or world financial markets or general economic conditions (including prevailing interest rates), or (vi) the following effects directly and primarily arising out of the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity, leak or rumor with respect to any of the foregoing: (w) any actions of competitors, (x) any actions taken by or losses of customers or employees, (y) any delays or cancellations of orders for products or services, or (z) any reduction in the price of services or products offered by the Company in response to the reduction in price of comparable services or products offered by a competitor.
     “Net Book Value of the Company” means the amount as of the Effective Time by which the total book value of the assets of the Company exceeds the total book value of the Liabilities of the Company, as determined in accordance with Philippines Financial Accounting Standards.
     “Permitted Encumbrances” means (a) carrier’s, warehousemen’s, mechanic’s, materialmen’s and other similar liens with respect to amounts that are not yet due and payable or that are being contested in good faith, (b) liens for Taxes that are not yet due and payable or that are being contested in good faith, (c) liens securing rental payments under capital lease arrangements, (d) restrictions on the transferability of securities arising under applicable securities Laws, (e) restrictions arising under applicable zoning and other land use Laws that do not, individually or in the aggregate, have a material adverse effect on the present use or occupancy of the property subject thereto, (f) defects, easements, rights of way, restrictions, covenants, claims, subleases or similar items relating to real property that do not, individually or in the aggregate, have a material adverse effect on the present use or occupancy of the real property subject thereto, (g) matters which would be disclosed by an accurate survey or inspection of any land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto, (h) matters of public record or (i) other charges, claims, mortgages, encumbrances, pledges, security interests or other liens that would not have a Material Adverse Effect.
     “Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.
     “Post-Closing Period” means any taxable period or portion of a period that begins after the Closing Date.

     “Pre-Closing Period” means any taxable period or portion of a period that begins on or before the Closing Date and ends on the Closing Date.
     “Proceeding” means any action, suit, litigation, arbitration, hearing, or formal inquiry, audit, examination, or investigation (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought or conducted by a Governmental Authority or arbitrator.
     “Straddle Period” means any taxable period that begins before and ends after the Closing Date.
     “Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.
     “Tax” means (a) any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever imposed, assessed or collected by or under the authority of any Governmental Authority, including employees tax or any Philippine Social Security System contributions mandated by Law, and (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute.
     “Tax Attributes” means any net operating loss, net capital loss, investment tax credit, foreign credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits relating to alternative minimum Taxes).
     “Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     Section 1.2 Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Affiliate Indemnified Party	10.2
Agreement	Preamble
Balance Sheet	3.5(a)(i)
Base Payment	2.2
CAR	11.1(b)
Claim Notice	8.3(a)
Closing	2.4
Closing Date	2.4
Closing Net Book Value	2.2(b)
Company	Preamble

Defined Term	Section
Company Intellectual Property	3.10(a)
Confidential Information	10.6(a)
Confidentiality Agreement	5.6(b)
Controlling Party	8.3(d)
Deductible	8.5(a)(i)
Employees	10.1(b)
Escrow Agent	2.3
Escrow Agreement	2.3
Escrow Funds	2.3
Estimated Purchase Price	2.2(a)
Financial Statements	3.5(a)
Indemnification Period	8.4
Indemnified Party	8.3(a)
Indemnifying Party	8.3(a)
Independent Accountants	2.2(c)
Interim Balance Sheet	3.5(a)(ii)
Leased Real Property	3.9(b)
Marked Assets	10.3(a)
Material Contracts	3.11(a)
Nominee Shares	2.5(a)(iv)
Nonsolicitation Period	10.5(a)
Noncontrolling Party	8.3(d)
Purchase Price	2.2
Purchaser	Preamble
Purchaser Disclosure Schedule	Article 4
Purchaser Indemnified Parties	8.1
Real Property Leases	3.9(b)
Relief Application	11.1(b)
Seller	Preamble
Seller Disclosure Schedule	Article 3
Seller Indemnified Parties	8.2
Seller Information	10.3(f)
Seller Marks	10.3(a)
Services Agreement	5.7
Shares	Preamble
Tax Proceeding	9.4(a)
Third Party Claim	8.3(b)
Uncapped Seller Covenants	8.5(a)
Uncapped Seller Representations	8.5(a)
     Section 1.3 Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The term “including” means “including without limitation” and is intended by way of example and not limitation. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

ARTICLE 2
THE TRANSACTION
     Section 2.1 Purchase and Sale. In accordance with the provisions of this Agreement (including, for the avoidance of doubt, Section 11.1), at the Closing, the Seller will sell, assign and transfer to the Purchaser (or cause to be sold, assigned and transferred in the case of the Nominee Shares), and the Purchaser will purchase and acquire from the Seller, free and clear of all Encumbrances, all legal and beneficial right, title and interest in and to the Shares.
     Section 2.2 Purchase Price. The purchase price for the Shares (the “Purchase Price”) is One Million United States Dollars (US$1,000,000.00) (the “Base Payment”) plus the Net Book Value of the Company as determined as follows:
     (a) For purposes of Closing, the Purchaser shall pay to the Seller an amount equal to the Base Payment plus the Estimated Net Book Value (the “Estimated Purchase Price”), less the amount to be paid into escrow pursuant to Section 2.3 hereof.
     (b) Within sixty (60) days after the Closing Date, the Purchaser shall deliver to the Seller an audited balance sheet of the Company prepared in accordance with Philippines Financial Accounting Standards as of the Effective Time and, based on such audited balance sheet, a summary calculation of the actual Net Book Value of the Company (the “Closing Net Book Value”). Within thirty (30) days after the Seller’s receipt of such audited balance sheet and summary calculation of the Closing Net Book Value, the Seller shall notify the Purchaser in writing of the Seller’s acceptance or rejection of the Closing Net Book Value. Any notice of rejection by the Seller must include the reasons for such rejection and, if appropriate, the Seller’s proposed calculation of the Closing Net Book Value. During such thirty (30)-day period, the Purchaser shall provide the Seller and its representatives with reasonable access to the Company’s books and records relevant to the Purchaser’s calculation of the Closing Net Book Value so as to permit the Seller to verify the Purchaser’s calculation. If (i) within the prescribed thirty (30)-day period, by written notice to the Purchaser, the Seller accepts the Closing Net Book Value, or (ii) the Seller fails to deliver any notice of acceptance or rejection of the Closing Net Book Value within the prescribed thirty (30)-day period (which failure shall result in the Seller being deemed to have irrevocably accepted and agreed with the Closing Net Book Value), the Closing Net Book Value shall be final and binding on the parties hereto.
     (c) If, within the prescribed thirty (30)-day period, the Seller delivers written notice to the Purchaser under Section 2.2(b) of the Seller’s rejection of the Closing Net Book Value, the Seller and the Purchaser shall promptly (and in any event within ten (10) business days) confer with each other with a view to resolving such matter. If the parties are unable to resolve such matter within thirty (30) days after the date of delivery of the Seller’s notice of rejection to the Purchaser, the Seller and the Purchaser shall refer the dispute to a mutually acceptable firm of independent certified public accountants (the “Independent Accountants”) for review and final determination of the Closing Net Book Value. The Independent Accountants may request of the Seller and/or the Purchaser such documents and information as may be necessary or appropriate for proper determination of the matter, and the parties shall cooperate reasonably and in good faith to promptly satisfy any such request. The determination by the Independent Accountants of the Closing Net Book Value shall be final and binding on the parties. The fees and costs of the Independent Accountants in undertaking such review and determination shall be shared equally by Seller and the Purchaser.
     (d) Within five (5) business days after the final agreement of the Seller and the Purchaser, the final determination by the Independent Accountants or the deemed acceptance by the Seller (as the case may be) of the Closing Net Book Value, as applicable, (i) if the Closing Net Book Value exceeds the Estimated Net Book Value, the Purchaser shall pay to the Seller, by check or electronic transfer of immediately available funds to a bank account designated in writing by the Seller, the amount of such excess, or (ii) if the Estimated Net Book Value exceeds the Closing Net Book Value, the Seller shall pay to the Purchaser, by check or electronic transfer of immediately available funds to a bank account designated in writing by the Purchaser, the amount of such excess.
     Section 2.3 Escrow. At the Closing, the Seller, the Purchaser and JPMorgan Chase Bank, N.A. (the “Escrow Agent”) shall enter into the Escrow Agreement in the form attached hereto as Exhibit D (the “Escrow Agreement”) pursuant to which One Hundred Thousand United States Dollars (US$100,000) (the “Escrow Funds”) shall be deposited into escrow to secure the Seller’s obligation to obtain the CAR in accordance with the provisions of Section 11.1(b). All expenses and fees of the Escrow Agent or otherwise in connection with the Escrow Agreement shall be borne by the Purchaser, and the parties agree to promptly direct the Escrow Agent to release the Escrow Funds plus any accrued interest thereon to the Seller following the receipt of the CAR. The Purchaser further agrees that if the Seller has complied with Section 11.1(b), but the parties have not obtained the CAR due solely to the Purchaser’s failure to comply with its obligations in Section 11.1(a), it will promptly direct the Escrow Agent to release the Escrow Funds plus any accrued interest thereon to the Seller.
     Section 2.4 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of the Seller, 22000 AOL Way, Dulles, Virginia, United States of America, at 10:00 a.m., local time, on September 28, 2007, or, if all of the conditions set forth in Article 6 have not been satisfied or waived on such date, on such mutually agreeable later date as soon as practicable, but in no event later than three business days after satisfaction or waiver of such conditions, or at such other time and place as the Seller and the Purchaser may agree in writing. The time and date upon which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
     Section 2.5 Closing Deliveries.
     (a) At the Closing, in addition to any other deliveries to be made pursuant to this Agreement, the Seller will deliver or cause to be delivered to the Purchaser:
     (i) a duly executed Deed of Absolute Sale of Shares in the form attached hereto as Exhibit A;
     (ii) the certificates representing the Shares, duly endorsed in blank for transfer and, if required, a stock assignment separate from the certificates;
     (iii) the Services Agreement, as executed by the Seller;
     (iv) a written resignation, dated as of the Closing Date, of each director and Corporate Officer of the Company, other than any Corporate Officer identified in writing by the Purchaser to the Seller prior to the Closing Date whom the Purchaser wishes to have the Company retain in such capacity following the Closing, including the transfer of each director’s nominee share in the Company (the “Nominee Shares”) to the Purchaser or its designee;
     (v) a certificate of corporate good standing of the Company dated not more than thirty days before the Closing Date issued by the Philippine Securities and Exchange Commission;

     (vi) a certificate, in form and substance reasonably satisfactory to the Purchaser, duly executed by a senior officer of the Seller, stating that (A) all of the Seller’s representations and warranties contained in this Agreement that are qualified by materiality are true, accurate and complete, and all of the Seller’s representations and warranties contained in this Agreement that are not so qualified are true, accurate and complete in all material respects, and (B) each of the Seller’s covenants and obligations set forth in this Agreement to be satisfied and performed at or before the time of Closing has been satisfied and performed;
     (vii) a declaration of trust and irrevocable proxy over the Shares, in the form attached hereto as Exhibit C, duly executed by the Seller in favor of the Purchaser; and
     (viii) the Escrow Agreement, duly executed by the Seller and the Escrow Agent.
     (b) At the Closing, in addition to any other deliveries to be made pursuant to this Agreement, the Purchaser will deliver or cause to be delivered to the Seller:
     (i) the Purchase Price by wire transfer of immediately available funds to the account specified by the Seller no later than two business days prior to the Closing Date;
     (ii) the Services Agreement, as executed by the Purchaser;
     (iii) a certificate, in form and substance reasonably satisfactory to the Seller, duly executed by a senior officer of the Purchaser, stating that (A) all of the Purchaser’s representations and warranties contained in this Agreement that are qualified by materiality are true, accurate and complete, and all of the Purchaser’s representations and warranties contained in this Agreement that are not so qualified are true, accurate and complete in all material respects, and (B) each of the Purchaser’s covenants and obligations set forth in this Agreement to be satisfied and performed at or before the time of Closing has been satisfied and performed; and
     (iv) the Escrow Agreement, duly executed by the Purchaser.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller represents and warrants to the Purchaser that, as of the date hereof and as of the Closing Date, the statements set forth in this Article 3 are true and correct, except as set forth on the Seller Disclosure Schedule delivered to the Purchaser concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Seller Disclosure Schedule”).
     Section 3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Philippines and has all requisite corporate power and authority to conduct its business as presently conducted. The Company is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the nature of its activities required such qualification, except where the failure to so qualify would not have a Material Adverse Effect. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America, and has all requisite corporate power and authority to carry on its business as currently conducted.
     Section 3.2 Authority and Enforceability. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller. Assuming the due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement will constitute the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.
     Section 3.3 No Conflict. Neither the Seller’s execution and delivery of this Agreement, nor the consummation or performance by the Seller of the transactions contemplated by this Agreement, will (a) conflict with or violate the Seller’s or the Company’s organizational documents, (b) except as set forth on Section 3.3 of the Seller Disclosure Schedule, require the Seller or the Company to make any filing with, or obtain any authorization from, a Governmental Authority or other Person, (c) result in a breach or default under any material Contract to which the Seller or the Company is a party, or (d) violate any Law or Judgment applicable to the Seller or the Company or any of their assets.
     Section 3.4 Capitalization and Ownership.
     (a) The authorized capital stock of the Company consists solely of 14,400,000 shares of common stock, par value of Philippines Peso 1.00 each, of which 13,600,007 shares are issued and outstanding as the “Shares.” The Shares represent all of the issued and outstanding shares of the Company. As of the Closing, the Seller will be the sole record holder and beneficial owner of all of the Shares, free and clear of all Encumbrances, other than the Nominee Shares, of which the Seller will be the beneficial owner, including the power to direct the transfer of the Nominee Shares. All of the Shares are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Upon payment in full of the Purchase Price, execution of the Deed of Absolute Sale of Shares, issuance of the CAR (as defined below) and the recording of the Shares in the name of the Purchaser in the Stock and Transfer Book of the Company, good and valid title to the Shares will pass to the Purchaser, free and clear of any Encumbrances, and with no restrictions on the voting rights or other incidents of record and beneficial ownership of such Shares.
     (b) The Company does not own any stock, membership, partnership or other equity ownership interest in any Subsidiary or other Person.
     (c) Except as set forth in Section 3.13(a) of the Seller Disclosure Schedule, there are no options, rights, warrants, calls or other outstanding securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, nor any outstanding subscriptions, options, rights, warrants, calls, rights of first refusal or offer, or other Contracts or commitments (contingent or otherwise) obligating the Company to issue or transfer from treasury any shares of its capital stock or to issue, grant or sell other securities convertible into or exchangeable for shares of its capital stock. There are no subscriptions, options, warrants, calls, rights, commitments or Contracts of any character to which the Company is a party or by which it is bound obligating or permitting the Company to purchase or otherwise acquire the securities of any other Person. There are no Contracts to which either the Seller or any other Person is a party or bound with respect to the voting (including voting trusts or proxies) of the Shares. There are no Contracts to which either the Seller or any other Person is a party or bound with respect to the voting (including voting trusts or proxies) of the Shares.
     Section 3.5 Financial Statements.
     (a) The Seller has delivered to the Purchaser the following financial statements (collectively, the “Financial Statements”):

     (i) audited consolidated balance sheets of the Company as of December 31, 2005, and December 31, 2006 (the most recent of which, the “Balance Sheet”) and the related audited consolidated statements of income, stockholders equity and cash flow for each of the fiscal years then ended, including in each case any notes thereto, together with the report thereon of SyCip Gorres Velayo & Co., independent certified public accountants; and
     (ii) an unaudited consolidated balance sheet of the Company as of June 30, 2007 (the “Interim Balance Sheet”) and the related unaudited consolidated statement of income for the six months then ended.
     (b) The Financial Statements have been prepared in accordance with Philippines Financial Accounting Standards and fairly present in all material respects the consolidated financial condition and results of operations of the Company as of the respective dates and for the periods indicated therein, all in accordance with Philippines Financial Accounting Standards, except that any unaudited financial statements are subject to normal year-end adjustments and do not contain all footnotes as required by Philippines Financial Accounting Standards, and reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes thereto.
     Section 3.6 No Undisclosed Liabilities. The Company does not have any Financial Liability that would be required to be reflected on a consolidated balance sheet prepared in accordance with Philippines Financial Accounting Standards except for (a) Liabilities reflected, reserved against or otherwise disclosed in the Financial Statements, (b) current Liabilities arising in the ordinary course of business after the date of the Interim Balance Sheet, or (c) ongoing performance obligations under Contracts that are not required by Philippines Financial Accounting Standards to be reflected in the Financial Statements.
     Section 3.7 Absence of Certain Changes and Events. Since the date of the Interim Balance Sheet, the Company has conducted its business in all material respects in the ordinary course of business and there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Interim Balance Sheet except as set forth in Section 3.7 of the Seller Disclosure Schedule, there has not been with respect to the Company any:
     (a) amendment to its articles of incorporation or bylaws;
     (b) change in its authorized or issued capital stock;
     (c) incurrence of any indebtedness for borrowed money in excess of US$25,000 individually or US$250,000 in the aggregate, that would be outstanding at Closing;
     (d) material damage to, or destruction, impairment or loss of, or any claim of whatever nature by any Person against or with respect to, any material asset of the Company, other than damage to or destruction of assets of the Company covered by insurance;
     (e) except as required by Law, adoption of, amendment to or increase in the payments to or benefits under, any Company Plan other than in the ordinary course of business of the Company;
     (f) change in the accounting methods used by the Company;
     (g) making or rescission of any Tax election, settlement or compromise of any Tax Liability or amendment of any Tax Return; or

          (h) other than in the ordinary course of business of the Company, increase in the compensation of any Employee or Corporate Officer other than periodic increases in wages or salaries of Employees that do not exceed 5% of such Employees’ pre-increase wage or salary level or as required by Law.
     Section 3.8 Assets.
     (a) The Company has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of its assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
     (b) Except as set forth in Section 3.8(b) to the Seller Disclosure Schedule, the Company owns or leases all tangible personal property necessary to conduct its business as currently conducted by the Company. Each such item of tangible personal property is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and, to the Seller’s Knowledge, has been maintained in accordance with normal industry practice. All physical assets of the Company that are necessary for the business of the Company are, and on the Closing Date shall be, in the possession or under the control of the Company and except for leased assets and any assets owned or leased by Seller or its Affiliates, the Company is not in possession of any property or asset that is owned by another Person.
     Section 3.9 Real Property.
     (a) The Company does not own any real property.
     (b) Section 3.9(b) of the Seller Disclosure Schedule sets forth an accurate and complete description of each parcel of real property in which the Company has a leasehold estate (collectively, the “Leased Real Property”). The Seller has made available to the Purchaser accurate and complete copies of all leases relating to the Leased Real Property (collectively, the “Real Property Leases”).
     (c) To the Seller’s Knowledge, all buildings, fixtures and other improvements located on the Leased Real Property are in good operating condition and repair, ordinary wear and tear excepted, and are in compliance with all applicable Laws, including those pertaining to health and safety, zoning and building. To the Seller’s knowledge, no Leased Real Property is in need of repair other than as part of routine maintenance in the ordinary course of business that is within the responsibility of tenant under the applicable Real Property Lease. No Person other than the Company, or its authorized personnel (in the case of the rented residences), is in possession of any portion of the Leased Real Property.
     (d) The Company has a valid and enforceable leasehold interest under each Real Property Lease, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) Laws governing specific performance, injunctive relief and other equitable remedies. Each Real Property Lease is in full force and effect, and the Company is not in material default thereof, and no condition exists that with notice or lapse of time, or both, would constitute a material default by the Company under any Real Property Lease. To the Knowledge of Seller, no other party to any Real Property Lease is in default thereof or has exercised any termination right with respect thereto.
     (e) To the Seller’s Knowledge, there does not exist any actual or threatened or contemplated condemnation or eminent domain Proceeding that could be reasonably expected to materially and adversely affect the Leased Real Property or any part thereof, and the Company has not received any written notice of the intention of any Governmental Authority to undertake any such Proceeding with respect to the Leased Real Property or any part thereof.

     Section 3.10 Intellectual Property.
     (a) Section 3.10 of the Seller Disclosure Schedule contains a list of each patent, patent application, copyright registration or application therefor, and trademark, trade name, service mark and domain name registration or application therefor of the Company that will be transferring with the Company at Closing (the “Company Intellectual Property”), and identifies each material license that the Company has granted or received with respect to any of its Intellectual Property that will remain with the Company following Closing.
     (b) To the Seller’s Knowledge, no other Person is infringing, violating or misappropriating any of the Company Intellectual Property. To the Seller’s Knowledge, none of the activities or business presently conducted by the Company infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person.
     Section 3.11 Contracts.
     (a) Section 3.11(a) of the Seller Disclosure Schedule contains a complete and accurate list, and the Seller has made available to the Purchaser an accurate and complete copy of, each Contract (collectively, the “Material Contracts”) to which the Company is a party, or by which the Company or any of its assets is bound, and that singly or collectively with other contracts with the same counter-party:
     (i) involves performance of services or delivery of goods or materials, the performance of which extends over a period of more than one year or that otherwise involves an amount or value in excess of US$25,000;
     (ii) is for capital expenditures in excess of US$25,000;
     (iii) is a mortgage, indenture, loan or credit agreement, security agreement, guaranty, surety, bond or other Contract relating to the borrowing of money, other than accounts receivables and payables in the ordinary course of business, or otherwise purports to create or give rise to any Encumbrance, other than any Permitted Encumbrance, over or in respect of any material Company assets;
     (iv) is a lease of any real or personal property involving remaining payments by the Company of more than US$25,000;
     (v) is a license or other Contract under which the Company has obtained a license to use the Intellectual Property of another Person, which such license will be transferring with the Company at Closing (except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than US$25,000 under which the Company is the licensee);
     (vi) limits in any way the ability of the Company to engage in any line of business, to compete with any Person or to solicit any customer, employee, supplier or other Person;
     (vii) is a Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment to become liable for the obligations or other Liabilities of any other Person, other than support or warranty agreements in connection with the license or sale of products in the ordinary course of business;

     (viii) is a Contract with any labor union or other Employee representative of a group of Employees of the Company;
     (ix) involves any sharing of profits, losses, costs or other Liabilities by the Company with any other Person, including any joint venture or joint development Contract;
     (xi) is a Contract with any Governmental Authority;
     (xii) is not entered into in the ordinary course of business of the Company and has an actual or anticipated value or cost to the Company following Closing of at least US$25,000; or
     (xiii) is otherwise material to the business of the Company and which is terminable by the other party thereto upon a change of control of the Company or otherwise upon less than 60 days prior written notice to the Company.
     (b) With respect to each such Material Contract: (i) the Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms; and (ii) the Company, and, to the Seller’s Knowledge, any other party to the Material Contract, are not in material breach or material default under the Material Contract except for such breaches or defaults as to which requisite waivers or consents have been obtained or which would not have a Material Adverse Effect.
     (c) Since the date of the Interim Balance Sheet, to the Seller’s Knowledge, the Company has not given to or received from any other Person any written notice announcing, contemplating or threatening termination or cancellation of any Material Contract, other than notice regarding expiration of such Material Contract in accordance with its terms.
     Section 3.12 Tax Matters.
     (a) In each case except as set forth in Section 3.12 of the Seller Disclosure Schedule, all Tax Returns required to be filed with respect to the Company have been timely filed and are true, correct and complete in all material respects. All Taxes shown on such Tax Returns have been paid when due. No adjustment relating to any of such Tax Returns has been proposed in writing to the Company by any Governmental Authority. The Company does not have any Liability for any Tax obligation of any other Person under applicable Law as a transferee or successor, by Contract or otherwise. The Seller has made available to the Purchaser accurate and complete copies of all Tax Returns (including United States Internal Revenue Service Form 5471) filed by, on behalf of or with respect to the Company, for the prior three Tax years.
     (b) The Company has duly and timely paid all Taxes in relation to its business and assets to the extent that the same ought to have been paid.
     (c) Tax Returns of the Company have been audited by Governmental Authorities or are closed by the applicable statute of limitations for all taxable years though 2003. The Seller Disclosure Schedule contains a complete and accurate list of all audits of all such Tax Returns since 2000.
     (d) All Taxes that the Company is required by Law to withhold or collect have been duly withheld or collected, and, to the extent required by applicable Law, have been paid over to the proper Governmental Authority, and there are no Encumbrances for Taxes (other than Taxes not yet due and payable) with respect to the Company or on its respective assets.

     (e) The Company has and will have no additional Liability for Taxes with respect to any Tax Return which was required by applicable Laws to be filed on or before the Closing Date, other than those reflected as Liabilities (including any reserves) on the Balance Sheet and the Interim Balance Sheet.
     (f) The Company is not a party to, bound by or obligated under any Tax sharing Contract, Tax indemnification Contract, Tax allocation Contract, or similar Contract, arrangement or understanding, whether written or unwritten, pursuant to which the Company has or may have any obligation to make any payment after the Closing related to Taxes.
     (g) No federal, state, local or foreign audits or other Tax-related Proceedings are being conducted with respect to the Company, nor has the Company received any written notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency affecting the Company, which waiver or extension of time is currently outstanding. No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any Governmental Authority against the Company. No claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to Taxes assessed by such jurisdiction.
     (h) Section 3.12(h) of the Seller Disclosure Schedule sets forth each federal, state, county, local and foreign jurisdiction with respect to which the Company currently files any corporate, income, property, transaction privilege, sales, value added, franchise or other Tax Return.
     Section 3.13 Employee Benefit Matters.
     (a) Section 3.13(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Company Plan, and the Seller has made available to the Purchaser an accurate and complete copy of each Company Plan that has been reduced to writing. Each Company Plan has been operated and administered, and the Company has performed all of its obligations under each Company Plan, in each case in all material respects in accordance with the terms of such Company Plan and applicable Law.
     (b) The Seller has made available to the purchaser copies of the following: (i) each employment, severance and change of control Contract with any executive officer; and (ii) each Contract or plan binding the Company, including, any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or other Company Plan.
     (c) For each Company Plan, the Seller has made available to the Purchaser (i) a copy of the annual report and actuarial report, if required under any applicable Law, with respect to such Company Plan for the last two (2) plan years ending prior to the date hereof, (ii) if any Company Plan is funded or managed through a trust or any funding vehicle, a copy of the trust or other funding Contract (including all amendments thereto) and the latest financial statements with respect to the last reporting period ended immediately prior to the date thereof and (iii) a copy of the most recent “summary plan description,” together with each “summary of material modifications,” if required under any applicable Law, with respect to such Company Plan.
     (d) There are no pending or, to the Knowledge of the Seller, threatened audits, investigations, Proceedings or claims involving any Company Plan by any Governmental Authority or other Person, other than routine claims for benefits. Except as may be provided in any employment Contract currently in effect between the Company and any current or former Employee (a copy of which has been provided to the Purchaser), the consummation of the transactions contemplated hereby shall not (i) result in the termination of any Company Plan, (ii) result in any payment becoming due, or increase the amount of compensation due, to any current or former Employee or director of the Company, (iii) increase any benefits payable under any Company Plan, or (iv) accelerate the time of payment or vesting, or increase the amount of, or otherwise enhance, any benefit due to any current or former Employee or director of the Company.
     (e) Except as set forth in Section 3.13(e) of the Seller Disclosure Schedule, each Employee pension or retirement fund (if any) included in the Company Plans is actuarially sound and adequately funded to satisfy all Liabilities accrued thereunder or in respect thereof.
     (f) The Company has complied in all material respects with all Laws and/or Contracts relating to employment, wages, employee benefits, health and safety of employees and withholding of taxes and social security contributions; has withheld and duly segregated, deposited and paid over to the appropriate authorities or other Persons all amounts required by Law or Contract to be withheld from the wages of its employees, including but not limited to contributions to the Philippine Social Security System, National Health Insurance Program and Home Development Mutual Fund; and is not liable for any arrears of wages or benefits or any taxes or penalties for failure to comply with the foregoing.
     Section 3.14 Employment and Labor Matters.
     (a) On or prior to the date hereof, the Seller has provided the Purchaser with an accurate and complete list of the Company’s current Employees as of the date of this Agreement, and the following details for each such Employee: (i) name; (ii) part-time or full-time status; (iii) regular/permanent employment or probationary or temporary employment status; (iv) title and/or job description; (v) annual base salary or hourly wage; (vi) available bonus, commission or other contingent compensation; (vii) participation in Company Plans; (viii) accrued and unused vacation days; (ix) accrued and unused sick days; (x) if on leave, the status of such leave (including reason for leave and expected return date), and (xi) any outstanding amounts due in respect of Company loans to such Employee. Except as set forth in Section 3.14 of the Seller Disclosure Schedule, to the Seller’s Knowledge, no Employee plans to terminate such employment or enter into any business which would compete with or would be similar to the business of the Company.
     (b) The Company is not party to or bound by any collective bargaining Contract with any group of Employees. The Company has not experienced any strikes, claims of unfair labor practices or other collective bargaining disputes. To the Seller’s Knowledge, there has been no organizational effort made or threatened, either currently or within the past two (2) years, by or on behalf of any labor union with respect to Employees. Within the past two (2) years, the Company has not effectuated or contemplated a lock-out of any group of Employees.
     (c) Except as set forth on Section 3.14(c) of the Seller Disclosure Schedule, all salaries, wages, commissions and other compensation and benefits payable to each Employee, whether pursuant to applicable Law, Contract or Company policy/practice, have been accrued and paid by the Company when due for all periods through the date hereof, and, as of the Closing Date, shall have been paid by the Company when due for all periods through the Closing Date, except for stub period payroll obligations resulting from the Closing Date occurring between normal paydays, which payroll obligations are properly accounted for in the Company’s financial records in accordance with Philippines Financial Accounting Standards.
     (d) The Company has provided the Purchaser with a complete list of all former Employees dismissed for any just or authorized cause for the past two (2) years from the date of this Agreement, together with a description of the reasons for such dismissals.

     (e) The Company has provided the Purchaser a complete and accurate list of all labor cases, complaints or Proceedings filed against the Company for the past two (2) years with the Philippines Department of Labor and Employment, National Labor Relations Commission and other Government Authorities.
     Section 3.15 Compliance with Laws.
     (a) The Company is in compliance in all material respects with all Laws, including Environmental Laws, applicable to it or to the conduct of its business. The Company has not received any written notice stating that the operation or conduct of the business of the Company or the condition of any Leased Real Property is in violation of any Law, including any Environmental Law. No Proceedings are pending against the Company or its assets alleging the Company has violated any Environmental Laws applicable to it or the conduct of its business, nor has the Company received any written notice of any such threatened Proceedings.
     (b) Section 3.15(b) of the Seller Disclosure Schedule contains a complete and accurate list of all material Governmental Authorizations held by the Company that relate to the Company or any of the Company’s material assets. To the Seller’s Knowledge, the Company holds all of the material Governmental Authorizations necessary to permit the Company to lawfully operate its business in the manner in which it is currently operated and to permit the Company to own and use the Company’s assets in the manner in which they are currently used. To the Seller’s Knowledge, each Governmental Authorization listed in Section 3.15(b) of the Seller Disclosure Schedule is valid and in full force and effect, and no event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Governmental Authorization listed in Section 3.15(b) of the Seller Disclosure Schedule, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed in Section 3.15(b) of the Seller Disclosure Schedule.
     Section 3.16 Legal Proceedings. Set forth in Section 3.16 of the Seller Disclosure Schedule is an accurate and complete list of all Proceedings pending against the Company or its assets in or before any court, arbitrator, mediator or other Governmental Authority. The Company is not subject to any outstanding judgment, injunction or other order or ruling of, or settlement issued or approved by, any court or other Governmental Authority. To the Knowledge of the Seller, except as set forth in Section 3.16 of the Seller Disclosure Schedule, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for, the commencement of any Proceeding against the Company or its assets that would reasonably be expected to result in a cost of at least US$100,000 to the Company. There is no Proceeding pending or, to the Seller’s Knowledge, threatened against the Seller which questions or challenges the validity of this Agreement or the ability of the Seller to consummate any of the transactions contemplated by this Agreement. This Section 3.16 does not relate to employment, employee benefits or environmental matters, which are exclusively the subject matter of Sections 3.13, 3.14 and 3.15, respectively.
     Section 3.17 Insurance. Set forth in Section 3.17 of the Seller Disclosure Schedule is an accurate and complete list of all insurance policies maintained by the Company, or under which the Company was a named insured or otherwise the beneficiary of coverage at any time within the past year. Except as set forth in Section 3.17 of the Seller Disclosure Schedule, the Seller has provided the Purchaser with complete copies of all insurance policies maintained by the Company. All premiums due and payable under such insurance policies have been paid. The Company is covered by insurance in scope and amount customary and reasonable for the business in which it is engaged.

     Section 3.18 Certain Relationships. To the Seller’s Knowledge, other than the Nominee Shares, no director or Corporate Officer of the Company (a) owns any material tangible or intangible property or right which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to the Company or is owed money by the Company (other than compensation and benefits owed to Employees and Corporate Officers under Contracts disclosed hereunder or amounts owed by Employees or Corporate Officers to the Company in the ordinary course of business pursuant to the Company’s employee loan program).
     Section 3.19 Brokers or Finders. Neither the Seller nor the Company has any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.
     Section 3.20 Bank Accounts. Section 3.20 of the Seller Disclosure Schedule sets forth a list of all bank and securities accounts and lockboxes maintained by the Company (identified by name and address of the applicable bank or financial institution and account number), a list of Persons authorized to sign on behalf of the Company with respect to each such account and a list of Persons with authorized access to each such lockbox. Section 3.20 of the Seller Disclosure Schedule also sets forth a list of each Person holding an outstanding power of attorney to act for, in the name and/or on behalf of the Company for any purpose. The Seller has provided the Purchaser with copies of all instruments and documents pursuant to which such powers of attorney have been granted.
     Section 3.21 Books and Records. To the Seller’s Knowledge, the minute books, corporate books and records, and financial, business and other records of the Company, originals or copies of which have been made available to the Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices.
     Section 3.22 Fiscal and Non-Fiscal Incentives. The Company is a Freeport zone locator registered with Clark Development Corporation appropriately meeting all the requirements set forth under such registration and, as a result thereof, is entitled to all the incentives arising from such registration as provided under all the applicable and existing Laws of the Republic of the Philippines. The Company is duly qualified as of April 19, 2007, to avail itself of the fiscal and non-fiscal incentives granted under the provisions of applicable Laws covering Freeport locators in the Clark Special Economic Zone, including gross income taxation as provided under Republic Act No. 7227, as amended by Republic Act No. 9400.
     Section 3.23 Disclaimer. Except as expressly set forth in this Article 3, the Seller makes no representation or warranty, express or implied, relating to the Shares, the Company or any other matter, including any representation or warranty as to merchantability, habitability, workmanship, profitability, future performance, fitness for a particular purpose or non-infringement. All of such additional representations and warranties are hereby disclaimed. Except as expressly set forth in this Article 3, the purchase and sale of the Shares is being made on an “as-is, where-is” basis and without recourse to the Seller with respect to any express or implied representation or warranty.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to the Seller that, as of the date hereof and as of the Closing Date, the statements set forth in this Article 4 are true and correct, except as set forth on the disclosure schedule delivered by the Purchaser to the Seller concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Purchaser Disclosure Schedule”).
     Section 4.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Philippines, and has all requisite corporate power and authority to carry on its business as presently conducted.
     Section 4.2 Authority and Enforceability. The Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser. Assuming the due authorization, execution and delivery of this Agreement by the Seller, this Agreement will constitute the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) Laws governing specific performance, injunctive relief and other equitable remedies.
     Section 4.3 No Conflict. Neither the Purchaser’s execution and delivery of this Agreement, nor the consummation or performance by the Purchaser of the transactions contemplated by this Agreement, will (a) conflict with or violate the Purchaser’s certificate of incorporation or bylaws, (b) require the Purchaser to make any filing with, or obtain any authorization from a Governmental Authority or other Person, (c) result in a breach or default under any material Contract to which the Purchaser is a party, or (d) violate any Law or Judgment applicable to the Purchaser or any of its assets.
     Section 4.4 Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s Knowledge, threatened against the Purchaser that questions or challenges the validity of this Agreement or the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement.
     Section 4.5 Investment Intent. The Purchaser is acquiring the Shares for the Purchaser’s own account and investment purposes and is not acquiring the Shares with a view to, or for sale in connection with, any distribution thereof within the meaning of any securities Law.
     Section 4.6 Brokers or Finders. Neither the Purchaser nor any Person acting on its behalf has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.
     Section 4.7 Adequacy of Funds. The Purchaser has adequate financial resources to satisfy its monetary and other obligations under this Agreement including, but not limited to, the payment of the Purchase Price in accordance herewith.
     Section 4.8 No Knowledge of Inaccuracies. As of the date of this Agreement, the Purchaser has no Knowledge of any inaccuracies in any representation or warranty made by the Seller in this Agreement.
ARTICLE 5
COVENANTS
     Section 5.1 Access and Investigation.
     (a) From the date of this Agreement until the Closing and upon reasonable advance notice from the Purchaser, the Seller will afford the Purchaser and its representatives, at the Purchaser’s sole expense, full access during normal business hours to all of the Company’s properties, books, Contracts, personnel and records of or pertaining to the Company as the Purchaser may reasonably request, provided such access does not unreasonably interfere with the operation of the Company’s business.
     (b) The foregoing covenant will not require the Seller to provide the Purchaser or its representatives with access to any document or other communication that the Seller believes in good faith may be subject to any contractual confidentiality obligation or that may be covered by any attorney-client, work product or similar legal privilege or to permit the Purchaser or its representatives to conduct any environmental testing procedures, including conducting soil, ground water, air emissions or other testing relating to any of the assets, property or facilities of the Company. It is further understood and agreed that neither the Purchaser nor its representatives will contact any of the Employees, customers or suppliers of the Company in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of the Seller.
     Section 5.2 Operation of the Business of the Company. From the date of this Agreement until the Closing, other than as contemplated by this Agreement, the Seller will cause the Company to conduct its business in the ordinary course of business in material compliance with all applicable Laws and Governmental Authorizations held by the Company, and use its commercially reasonable efforts to keep available the services of the Company’s Employees and to preserve the Company’s relationships with those doing business with the Company. Without limiting the generality of the foregoing, until the earlier to the Closing or the termination of this Agreement and except as specifically contemplated by this Agreement, the Seller shall cause the Company to:
     (a) not engage in any new line of business;
     (b) continue to maintain, service and protect the Company’s properties and assets on a basis consistent with past practice, and in any event in a commercially reasonable and prudent manner;
     (c) continue in full force and effect the insurance coverage under the Company’s policies of insurance;
     (d) satisfy and perform in all material respects all obligations of the Company under the Material Contracts to which the Company is a party or by which it is bound, and not, without Purchaser’s prior written consent, amend, modify or supplement, or agree to the amendment, modification or supplementing of, any Material Contract;
     (e) continue to maintain the books and records of the Company on a basis consistent with past practice, and in any event in a commercially reasonable and prudent manner;
     (f) continue to make all necessary and material filings and payments with Governmental Authorities (including, without limitation, Tax authorities) in a timely manner;
     (g) not, without the Purchaser’s prior written consent, or in the ordinary course of business consistent with past practice, (i) sell, assign, convey, transfer or lease (as lessor) any of the Company’s properties or assets, (ii) move, relocate or dispose of any of the Company’s properties or assets, (iii) grant, create, incur or suffer to exist any Encumbrance (other than a Permitted Encumbrance) on any of the Company’s properties or assets which did not exist before the date hereof, (iv) write-off, forgive, waive or otherwise cancel, in whole or in part, any account receivable, (v) write-off, forgive, waive or otherwise cancel, in whole or in part, any other obligation owed to the Company, (vi) enter into, modify or extend in any manner the terms of any employment, severance or similar Contract with any Employee, terminate the employment of any Employee, other than for cause, or grant any increase in the compensation of any Employee other than periodic increases in wages or salaries for Employees that do not exceed 5% of such Employees’ pre-increase wage or salary levels or as required by Law, (vii) enter into any compromise or settlement of any Proceeding or governmental investigation relating to or in any way affecting the Company, its business or any of its properties or assets, (viii) except as required to comply with applicable Law or the provisions of any Company Plan, not amend, modify or terminate any Company Plan, or (ix) enter into any Contract or make any commitment to do any of the foregoing;
     (h) promptly notify the Purchaser in writing of any Proceeding commenced or threatened in writing by or against the Company or the Seller that relates to or affects (or could reasonably be expected to relate to or affect) the transactions contemplated hereby or the Company;
     (i) not commence or continue proceedings or actions for any merger, dissolution or winding-up of the Company; and
     (j) not forgive or cancel any outstanding loans to Employees or Corporate Officers or make any additional loans to Employees or Corporate Officers that exceed US$45,000 in the aggregate.
     Section 5.3 Consents and Filings; Reasonable Efforts. Subject to the terms and conditions of this Agreement, the parties agree to use their respective commercially reasonable efforts (i) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, and make all filings with, all Governmental Authorities, and to obtain all other consents, waivers, approvals and other authorizations from, all other third parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those listed in Sections 3.3(b) and 6.1(c) of the Seller Disclosure Schedule and Section 6.2(c) of the Purchaser Disclosure Schedule, if any.
     Section 5.4 Notification. From the date of this Agreement until the Closing, each of the parties will give prompt notice to the other parties of any development which, if not disclosed in Article 3 or Article 4 as of the Closing Date would result in a material breach of the representations and warranties in this Agreement made by such party. Should any such development require any change in the Seller Disclosure Schedule, the Seller will promptly deliver to the Purchaser a supplement to the Seller Disclosure Schedule specifying such change. The Purchaser will be deemed to have accepted such supplement to the Seller Disclosure Schedule unless the Purchaser delivers written notice of its objection to the Seller within five business days following receipt of such supplement from the Seller. Upon the acceptance or deemed acceptance of any such supplement by the Purchaser, the information contained in such supplement will become part of the Seller Disclosure Schedule and will be deemed to qualify and constitute an exception to the representations and warranties of the Seller made as of the date of this Agreement and as of the Closing Date. If, within the above-noted five business day period, the Purchaser delivers a written notice of objection to the Seller with respect to such Seller Disclosure Schedule supplement or the Seller delivers a written notice of objection to the Purchaser in response to the Purchaser’s notice of breach, the parties shall promptly confer with respect to any amendment to be made to this Agreement in respect of the event or matter covered by such supplement or notice of breach. If the parties are unable to reach an agreement on such amendment (if any) within thirty (30) days after the date of the Purchaser’s or Seller’s delivery of such objection notice (as the case may be), the non-breaching party shall have the right, exercisable for an additional thirty (30) days, to terminate this Agreement. From the date of this Agreement until the Closing, each party will give prompt notice to the other party of the occurrence of any breach of any covenant made by such party in this Agreement or of the occurrence of any event that may make the satisfaction of their respective conditions in Article 6 impossible or unlikely.
     Section 5.5 Exclusivity. From the date of this Agreement until the Closing, the Seller will not, and will cause the Company to not, take any action to solicit, initiate, encourage or support any proposal or offer from, participate in any negotiations with, or furnish any non-public information to, any Person (other than the Purchaser), regarding any sale or business combination transaction involving the Company, whether by merger, consolidation or acquisition of all or substantially all of the capital stock or assets of the Company.
     Section 5.6 Confidentiality.
     (a) Each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that each of the Seller and the Purchaser (including any Affiliate thereof) reserves the right, without the other party’s prior consent, to make any public disclosure it believes in good faith is required by applicable Laws, including applicable securities Laws or securities listing standards (in which case the disclosing party agrees to use reasonable efforts to advise the other party prior to making the disclosure).
     (b) Each party agrees to continue to abide by that certain confidentiality agreement dated as of June 5, 2007, (the “Confidentiality Agreement”), by and between the Seller and the Purchaser, the terms of which are incorporated by reference in this Agreement, and which terms will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect.
     Section 5.7 Services Agreement. Prior to the Closing, the parties agree to conclude a services agreement in substantially the form attached hereto as Exhibit B (the “Services Agreement”), which Services Agreement will be entered into by the parties simultaneously with the Closing.
     Section 5.8 Satisfaction of Conditions Precedent. Each party agrees to use its respective commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 6, and the parties will use their respective commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.
     Section 5.9 Intellectual Property Carve-Out. Each party hereby acknowledges and agrees that the Purchaser shall not be acquiring certain Intellectual Property that is currently owned by the Company or the Seller, and that following the date hereof, but prior to Closing, the Seller shall cause all software other than the original OEM licenses for Windows OS, to be removed from the computers of the Company, other than as may be contemplated by the terms of the Services Agreement. For the avoidance of doubt, Purchaser hereby expressly acknowledges and agrees that it is not acquiring: (a) the servers, routers and switches that will remain on the Company’s site and support the Seller’s network, which will be the Seller’s property and (b) any computer software from the Seller or the Company in connection with this Agreement other than the original OEM licenses for Windows OS that are included with the computers being acquired and that it will not be the owner of any such Intellectual Property remaining on the computers of the Company following Closing.
     Section 5.10 Further Actions. Subject to the other express provisions of this Agreement, upon the request of either party to this Agreement, the other party will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.
ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE
     Section 6.1 Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):
     (a) Performance of Covenants. All of the covenants and obligations that the Seller is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;
     (b) Accuracy of Seller Representations and Warranties. The representations and warranties of the Seller contained in this Agreement that are qualified by materiality shall be true, accurate and complete, and the representations and warranties of the Seller contained in this Agreement that are not so qualified shall be true, accurate and complete in all material respects, in each case on and as of the Closing Date with the same effect as though made at such time, except for changes expressly contemplated by this Agreement and except for any particular representation or warranty that specifically addresses matters only as of a particular date (which shall remain true as of such date, to the extent required above).
     (c) Consents. Each of the Governmental Authorizations and consents listed in Section 6.1(c) of the Seller Disclosure Schedule, if any, must have been obtained and must be in full force and effect;
     (d) No Action. There must not be in effect any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation; and
     (e) No Material Adverse Effect. No event, occurrence, fact, condition, change, development or circumstance shall have arisen or occurred since the date of this Agreement which has had or could reasonably be expected to have a Material Adverse Effect.
     (f) Additional Documents. The Seller will have delivered or caused to be delivered each document that Section 2.5(a) requires it to deliver.
     Section 6.2 Conditions to the Obligation of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):
     (a) Performance of Covenants. All of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;
     (b) Accuracy of Purchaser Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement that are qualified by materiality shall be true, accurate and complete, and the representations and warranties of the Purchaser contained in this

Agreement that are not so qualified shall be true, accurate and complete in all material respects, in each case at and as of the time of Closing with the same effect as though made at such time, except for changes expressly contemplated by this Agreement and except for any particular representation or warranty that specifically addresses matters only as of a particular date (which shall remain true as of such date, to the extent required above).
     (c) Consents. Each of the Governmental Authorizations and consents listed in Section 6.2(c) of the Purchaser Disclosure Schedule, if any, must have been obtained and must be in full force and effect;
     (d) No Action. There must not be in effect any Law or Judgment, and there must not have been commenced or threatened any Proceeding, that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation; and
     (e) Additional Documents. The Purchaser shall have delivered or caused to be delivered to the Seller each document that Section 2.5(b) requires it to deliver.
ARTICLE 7
TERMINATION
     Section 7.1 Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:
     (a) by mutual consent of the Purchaser and the Seller;
     (b) by the Purchaser (i) if there has been a breach of any of the Seller’s covenants or obligations contained in this Agreement, which would result in the failure of the condition set forth in Section 6.1(a), and which breach has not been cured within 30 days after the notice of such breach from the Purchaser, or (ii) subject to Section 5.4, if there has been a breach of any of the Seller’s representations and warranties contained in this Agreement, which would result in the failure of the condition set forth in Section 6.1(b);
     (c) by the Seller (i) if there has been a breach of any of the Purchaser’s covenants or obligations contained in this Agreement, which would result in the failure of the condition set forth in Section 6.2(a), and which breach has not been cured within 30 days after the notice of such breach from the Seller, or (ii) if there has been a breach of any of the Purchaser’s representations and warranties contained in this Agreement, which would result in the failure of the condition set forth in Section 6.2(b);
     (d) by either the Purchaser or the Seller if any Governmental Authority of competent jurisdiction has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
     (e) by either party strictly in accordance with the terms of Section 5.4; or
     (f) by either the Purchaser or the Seller for any reason if the Closing has not occurred by the date that is ninety (90) days following the date of this Agreement, unless otherwise mutually agreed in writing by the parties, or such later date as the parties may agree in writing; provided, however, that a party cannot terminate under this provision if the failure of the Closing to occur is the result of the failure on the part of such party to perform any of its obligations hereunder (except the failure on the part of such party to satisfy a closing condition over which such party has no control); provided, however, that such ninety (90)-day period will be tolled for an additional period to the extent necessary for either party, as applicable, to satisfy the condition set forth in Section 6.1(c) or Section 6.2(c), as applicable (except in circumstances contemplated by Section 6.1(d) or 6.2(d)).
     Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all obligations of the parties under this Agreement terminate without Liability against any party or its Affiliates, except that (a) the provisions of Section 5.6 (Confidentiality), this Section 7.2, Section 7.3 (Certain Effects of Termination) and Article 11 (General Provisions (except for Section 11.12 (Specific Performance)) will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
     Section 7.3 Certain Effects of Termination. If the Purchaser or the Seller terminates this Agreement pursuant to Section 7.1, each party will comply with the Confidentiality Agreement regarding the return and/or destruction of any information furnished to the other parties in connection with this Agreement.
ARTICLE 8
INDEMNIFICATION
     Section 8.1 Indemnification by the Seller. In the event the Closing occurs, and subject to the limitations expressly set forth in Section 8.5, the Seller will, during the Indemnification Period, defend, indemnify and hold harmless the Purchaser and its Affiliates (including, after the Closing Date, the Company), and all directors, officers, employees, agents and stockholders of the Purchaser and its Affiliates, and all heirs, executors, personal representatives, successors and assigns of the foregoing (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses incurred or suffered by the Purchaser Indemnified Parties (or any of them) arising or resulting from (a) any breach by the Seller of any representation or warranty set forth in Article 3 or (b) any breach by the Seller of any covenant, obligation or agreement set forth in this Agreement.
     Section 8.2 Indemnification by the Purchaser. In the event the Closing occurs, and subject to the limitations expressly set forth in Section 8.5, the Purchaser will, during the Indemnification Period, defend, indemnify and hold harmless the Seller and its Affiliates, and all directors, officers, employees, agents and stockholders of the Seller and its Affiliates, and all heirs, executors, personal representatives, successors and assigns of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by the Seller Indemnified Parties (or any of them) arising or resulting from (a) any breach by the Purchaser of any representation or warranty set forth in Article 4, (b) any breach by the Purchaser of any covenant, obligation or agreement set forth in this Agreement or (c) any Liability relating to, caused by or arising out of the ownership or operation of the Company by the Purchaser after the Closing Date to the extent the Seller is not obligated to indemnify and hold harmless the Purchaser Indemnified Parties against such Liability.
     Section 8.3 Claim Procedure.
     (a) A party that seeks indemnity under this Article 8 (an “Indemnified Party”) will give prompt written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.
     (b) If the Indemnified Party seeks indemnity under this Article 8 relating to a claim by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will deliver a Claim Notice to the Indemnifying Party and will include in the Claim Notice (i) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party, accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and (ii) notice of the commencement of any Proceeding relating to such Third Party Claim within five days after the Indemnified Party has received written notice of the commencement of such Proceeding. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except if such delay or deficiency materially prejudices or otherwise materially and adversely affects the rights of the Indemnifying Party with respect thereto.
     (c) Within 30 days after the Indemnified Party’s delivery of notice of such Third Party Claim under this Section 8.3, the Indemnifying Party may assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party by giving to the Indemnified Party written notice of the intention to assume such defense. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party will control such defense.
     (d) The party not controlling such defense (the “Noncontrolling Party”) may participate therein at its own expense. The party controlling such defense (the “Controlling Party”) will diligently pursue such defense and will reasonably advise the Noncontrolling Party on an ongoing basis of the status and defense of the Third Party Claim, and the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to the Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of the Third Party Claim.
     (e) The Indemnifying Party will not agree to any settlement of, or the entry of any Judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party, which consent the Indemnified Party will not unreasonably withhold or delay; provided, however, that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or Judgment and such settlement or Judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party will not agree to any settlement of, or the entry of any Judgment arising from, any such Third Party Claim without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, if such settlement or Judgment would impose any restriction on the conduct of the business of the Company or require the Company or the Purchaser to admit any violation of law or other wrongdoing, the Seller will not agree to any settlement of, or entry of any Judgment arising from, any such Third Party Claim without the prior written consent of the Purchaser, which will not be unreasonably withheld or delayed.
     Section 8.4 Survival. All representations and warranties contained in this Agreement shall survive the Closing, irrespective of any investigation at any time made by or on behalf of any Indemnified Party. The waiver by either party hereto of any of its conditions for Closing based upon the accuracy of any representation or warranty of the other party or on the performance of or compliance with any covenant, agreement or obligation of the other party shall terminate such waiving party’s right to indemnification, reimbursement or other remedy based upon such representation, warranty, covenant, agreement or obligation under this Article 8 or Article 9. All representations and warranties contained in this Agreement shall expire on the date that is 12 months after the Closing Date; provided, however, that the representations and warranties contained in Sections 3.2 and 4.2 (Authority and Enforceability), Section 3.4(a) (Capitalization and Ownership) and Section 3.8(a) (Assets) shall continue in effect until sixty (60) days after the date which is the expiration of the applicable statute of limitations pertaining thereto, and the representations and warranties contained in Section 3.12 (Tax Matters) shall survive until the third (3rd) anniversary of the Closing Date (each such period, as applicable, the “Indemnification Period”). If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of any such representation or warranty, or a notice that, as a result of a Proceeding instituted or claim made by a Person not a party to this Agreement, the Indemnified Party reasonably expects to incur Losses, then the applicable representation or warranty will survive until the resolution of the matter covered by such notice. If the Proceeding or written claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.
     Section 8.5 Limitations on Liability.
     (a) Seller’s Liability.
(i) Subject to Section 8.5(b), in no event will the Seller’s indemnification Liability under this Agreement (whether under this Article 8, Article 9 or otherwise) exceed forty percent (40%) of the Purchase Price; provided, however that such limitation of the Seller’s Liability shall not apply to any indemnification claim by Purchaser Indemnified Parties under this Article 8 based on the Seller’s breach of any representation or warranty under any of Section 3.1 (Organization and Good Standing) Section 3.2 (Authority and Enforceability), Section 3.3 (No Conflict); Section 3.4 (Capitalization and Ownership), Section 3.8(a) (Assets), Section 3.12 (Tax Matters) or Section 3.19 (Brokers or Finders) (collectively, the “Uncapped Seller Representations”) or the covenants and agreements of the Seller in Sections 2.1 (Purchase and Sale), 2.3 (Escrow), 2.5 (Closing Deliveries), 5.2 (Operation of the Business of the Company), Article 9 (Certain Tax Matters), Section 10.6 (Confidentiality) or Section 11.1(b) (Capital Gains Taxes) (the “Uncapped Seller Covenants”). Notwithstanding anything to the contrary in this Agreement other than Section 8.5(b), the Purchaser Indemnified Parties will not be entitled to assert any claims for indemnification under this Article 8 unless and until the aggregate Losses of the Purchaser Indemnified Parties are in excess of ten percent (10%) of the Purchase Price (the “Deductible”) and, in such event, only for amounts in excess of the Deductible; provided, however, that the Deductible requirement shall not apply to any indemnification claim by Purchaser Indemnified Parties under this Article 8 based on the Seller’s breach of any of the Uncapped Seller Representations or Uncapped Seller Covenants.
(ii) The parties acknowledge that, except as expressly provided in Article 3 or any certificate delivered by the Seller pursuant to this Agreement, (i) the Seller has not made or is not making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, and (ii) the Purchaser is not relying and has not relied on, any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

(iii) Without limiting the effect of any other limitation contained in this Article 8, for purposes hereof, no representation or warranty of the Seller is deemed to be or to have been inaccurate if:
     (A) on or prior to the date of this Agreement, the Purchaser had specific Knowledge of the inaccuracy of such representation or warranty; or
     (B) following the date of this Agreement and prior to the Closing, (I) the Purchaser obtained specific Knowledge of the inaccuracy of such representation or warranty, (II) such inaccuracy, considered together with all other inaccuracies of any representations or warranties of which the Purchaser had specific Knowledge, was of a nature that would have caused the condition set forth in Section 6.2(a) not to be satisfied, and (III) the Purchaser elected nonetheless to proceed with the Closing.
     (b) No Limit for Fraud. Nothing in this Agreement will limit the Liability of any Person to any other party for intentional fraud or willful misconduct.
     (c) Applicable Laws. All references to Laws and Philippines Financial Reporting Standards contained in this Agreement refer to the applicable Laws and Philippines Financial Reporting Standards, and the interpretations thereof, as in effect as of the date of this Agreement. No party will have any Liability (for indemnification or otherwise) to any other party for any Losses arising out of any changes in Laws or Philippines Financial Reporting Standards, or the interpretations thereof, after the date of this Agreement.
     (d) Insurance Proceeds, Tax Refunds and Other Payments. The amount of any and all Losses for which indemnification is provided pursuant to this Article 8 or Article 9 will be net of any Tax benefit to which an Indemnified Party actually receives by reason of payment of such obligation or Liability (taking into account any Tax cost or reduction in such Tax benefits by reason of receipt of the indemnification payment) and any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by, or paid in kind to, the Indemnified Party with respect to such Losses or any of the circumstances giving rise thereto. In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Losses due under this Agreement, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Losses, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party. Notwithstanding the foregoing, no Indemnified Party or the Company shall be under any obligation to apply for, seek, demand or otherwise obtain any of the Tax benefits or insurance proceeds, indemnification payments, contribution payments or reimbursements contemplated above.
     (e) Mitigation. Each Indemnified Party will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement.
     (f) Subrogation. If the Purchaser or any Purchaser Indemnified Party is indemnified for any Losses pursuant to this Agreement with respect to any claim by a Person not party to this Agreement, then the Seller will be subrogated to all rights and remedies of the Purchaser or the Purchaser Indemnified Party against such third party, and Purchaser will, and will cause each of the Purchaser Indemnified Parties to, cooperate reasonably with and assist the Seller in asserting all such rights and remedies against such third party, provided that the Purchaser or the applicable Purchaser Indemnified Parties shall not be required to incur out-of-pocket costs in providing such cooperation and assistance.
     Section 8.6 Exclusive Remedy. From and after the Closing, subject to Section 11.12, the sole and exclusive remedy of any Indemnified Party with respect to any and all Losses arising in connection with the representation, warranties, covenants and agreements set forth in this Agreement will be pursuant to the indemnification obligations set forth in this Article 8 and Article 9. Except as contemplated in this Article 8 and Article 9, neither party hereto will have any Liability under this Agreement; provided, however, that the foregoing will not prohibit (i) any Indemnified Party from bringing a claim for fraud against the Seller or the Purchaser, subject in any event to Section 8.7, or (ii) any party hereto from exercising its rights under Section 11.12.
     Section 8.7 Exercise of Remedies by Purchaser Indemnified Parties other than the Purchaser. No Purchaser Indemnified Party (other than the Purchaser or any successor or assignee of the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim or the exercise of any other remedy. No Seller Indemnified Party (other than the Seller or any successor or assignee of the Seller) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Seller (or any successor or assignee of the Seller) consents to the assertion of the indemnification claim or the exercise of any other remedy.
ARTICLE 9
CERTAIN TAX MATTERS
     Section 9.1 Liability and Indemnification for Taxes.
     (a) The Seller will defend, indemnify and hold harmless the Purchaser Indemnified Parties against any Liability or obligation of the Company for (i) any Taxes with respect to any Pre-Closing Period (or for any Straddle Period to the extent allocable to the portion of such period beginning before and ending on the Closing Date), except to the extent accrued or reserved for as current Liabilities on the Balance Sheet and the Interim Balance Sheet; or (ii) any Taxes incurred in any Post-Closing Period but arising from the settlement or other resolution with a Governmental Authority of an asserted Tax Liability which relates to any Pre-Closing Period or Straddle Period (to the extent allocable to the portion of the Straddle Period beginning before and ending on the Closing Date). Such indemnification obligation of the Seller shall continue in effect until the third anniversary of the Closing Date.
     (b) The Purchaser will defend, indemnify, and hold harmless the Seller Indemnified Parties against any Liability or obligation of the Company for all Taxes with respect to any Post-Closing Period (or for any Straddle Period to the extent allocable to the portion of such period beginning after the Closing Date), except to the extent that such Losses for Taxes are attributable to any breach of representation, warranty, or covenant of the Seller hereunder relating to Taxes. Such indemnification obligation of the Purchaser shall continue in effect until the third anniversary of the Closing Date.
     (c) With respect to any Straddle Period, any Taxes attributable to the Company will be allocated between the Pre-Closing Period and the Post-Closing Period by closing the books at the end of the Closing Date, except that Tax items of a periodic nature, such as property taxes or depreciation allowances calculated on an annual basis, will be allocated by apportioning a pro-rata portion of such Taxes to each day in the relevant Straddle Period.
     (d) The Seller will not be required to indemnify the Purchaser Indemnified Parties against Losses for Taxes attributable to a Pre-Closing Period to the extent such Losses for Taxes could be reduced under applicable Law by reason of Tax Attributes arising in a Pre-Closing Period (assuming for the purposes of this sentence that such Tax Attributes are not used in the Post-Closing Period).
     Section 9.2 Tax Return Filing and Payment of Taxes.
     (a) The Purchaser will be responsible for the filing of all Tax Returns required to be filed with respect to the Company after the Closing Date. All such Tax Returns will be completed in accordance with applicable Law. The Purchaser will make all payments required with respect to any such Tax Return. For any Tax Return of the Company that involves a Straddle Period, the Purchaser will prepare, or cause to be prepared, such Tax Return in a manner consistent with past practice to the extent permitted by applicable Law. The Purchaser will deliver to the Seller for its review, comment and approval (not to be unreasonably withheld, conditioned or delayed) a copy of such proposed Tax Return, along with an allocation between the Pre-Closing Period and the Post-Closing Period of the Taxes shown as due on such Tax Return, at least thirty (30) days prior to the deadline for filing such Tax Return. The Purchaser will not amend or revoke any Tax Return relating to a Straddle Period without the Seller’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed.
     (b) In the event that the Seller or the Purchaser is liable under this Agreement for any Taxes paid by the other party with respect to any Tax Return prepared and filed pursuant to this Section 9.2, prompt reimbursement will be made.
     (c) To the extent not inconsistent with the provisions of this Section 9.2, the procedures of Article 8 will apply in the case of any claim for Losses related to Taxes.
     Section 9.3 Cooperation. Each of the Seller and the Purchaser agrees that it will:
     (a) provide assistance to the other party as reasonably requested in preparing and filing Tax Returns and responding to Tax Proceedings (hereinafter defined) or Governmental Authority disputes;
     (b) make available and deliver when requested to the other party as reasonably requested all information, records, and documents relating to Taxes concerning the Company; and
     (c) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return, or for any Tax Proceeding. Such books and records will be retained until the expiration of the applicable statute of limitations (including extensions thereof). Thereafter, the Purchaser will not dispose of any such Tax Returns, books and records unless it first offers in writing such Tax Returns, books and records to the Seller and the Seller fails to accept such offer within 60 days of it being made.
     Section 9.4 Tax Proceedings.
     (a) The Seller will have the right to control, with respect the Company, any audit, examination, contest, litigation or other Proceeding by or against any taxing authority (a “Tax Proceeding”) for any Pre-Closing Period. The Seller will provide the Purchaser with prompt written notice of any such Tax Proceeding and will provide the Purchaser with copies of all correspondence and documentation related thereto. With respect to any such Tax Proceeding, (i) the Seller will consult with the Purchaser before taking any significant action in connection with such Tax Proceeding, (ii) the Seller will consult with the Purchaser and offer the Purchaser an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iii) the Seller will defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding and (iv) the Purchaser will be entitled to participate in such Tax Proceeding, at its own expense.
     (b) The Purchaser will have the right to control any Tax Proceeding relating to the Company for any Post-Closing Period.
     (c) In the case of a Tax Proceeding for a Straddle Period relating to the Company, the Purchaser will have the right to control such Tax Proceeding; provided, however, that (i) the Purchaser will provide the Seller with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) the Purchaser will consult with the Seller before taking any significant action in connection with such Tax Proceeding, (iii) the Purchaser will consult with the Seller and offer the Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Purchaser will defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Seller will be entitled to participate in such Tax Proceeding, at its own expense and (vi) the Purchaser will not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed).
     Section 9.5 Characterization of Indemnification Payment. All indemnification payments made pursuant to Article 8 and Article 9 will be treated to the extent permitted under applicable Law as adjustments to the Purchase Price for all Tax purposes.
ARTICLE 10
OTHER AGREEMENTS
     Section 10.1 Employee Benefits. (a) The Purchaser will provide, or cause the Company to provide, those Persons employed by the Company immediately prior to the Closing, including those Employees on vacation, leave of absence, disability or sick leave or temporary layoff (whether or not such Employees return to active employment with the Company), with employee benefits that are substantially equivalent to, and no less favorable than, those provided to such Employees immediately prior to the Closing in accordance with applicable Law. The Purchaser will also maintain all bonus, profit sharing, incentive, retention, severance and performance pay plans or arrangements and any other Company Plan for applicable Employees participating in such plans immediately prior to the Closing (subject to the terms of such plans or arrangements and applicable Law). To the extent that duration of service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program or arrangement established or maintained by the Purchaser or the Company for the benefit of Employees, such plan, program or arrangement will credit such Employees or former Employees for the duration of service on or prior to the Closing with the Company.
     (b) Upon the Closing Date, the Purchaser will assume and honor or cause the Company to assume and honor in accordance with their terms all individual employment, severance, retention and other compensation Contracts then existing between the Company and any Employee or director thereof, except as otherwise agreed in writing by the Purchaser and such Person. The Purchaser will cause the Company to continue to recognize all Employees’ and vacation benefits accrued as of the Closing Date and to proceed with any increase in the compensation of any Employee that has been approved as of the Closing Date, provided that such increases have been disclosed to the Purchaser before the Closing Date and are consistent with the provisions of Section 5.1(g) hereof.
     Section 10.2 Indemnification; Insurance. The Purchaser will not, for a period of six years after the Closing, take or permit any action to alter or impair any exculpatory or indemnification provisions now existing in the charter or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing (each an “Affiliate Indemnified Party”), except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing. Without limiting the generality of this Section 10.2, the provisions of this Section 10.2 are intended for the benefit of, and may be enforced by, each of the Affiliate Indemnified Parties and their respective heirs.
     Section 10.3 Seller’s Name, Assets and Information.
     (a) As soon as reasonably practicable, but in no event later than sixty (60) days after the Closing, the Purchaser agrees to (i) remove or cause to be removed “AOL”, “America Online” or other similar mark and any other trademark, design or logo previously or currently used by the Seller or any of its Affiliates (the “Seller Marks”) from all buildings, signs and vehicles of the Company, and (ii) cease using the Seller Marks in electronic databases, web sites, product instructions, packaging and other materials, printed or otherwise (all such materials, together with buildings, signs and vehicles of the Company, the “Marked Assets”).
     (b) Immediately after the Closing, the Purchaser will cause the Company to cease using the Seller Marks in all invoices, letterhead, advertising and promotional materials, office forms and business cards; provided, however, that the Company may, for a period not to exceed 120 days following the Closing Date, for transition or notification purposes following the Closing, reference itself to contractors, Governmental Authorities (including Tax authorities) and other third parties conducting business with the Company as being formerly named AOL Member Services-Philippines, Inc.
     (c) From and after the Closing, the Purchaser will use commercially reasonable efforts to remove the Seller Marks from all assets of the Company (including all Marked Assets); provided, however, that in no event will the Purchaser allow the Company to use the Seller Marks after the 60-day anniversary of the Closing Date, except as provided in Section 10.3(b).
     (d) The Purchaser acknowledges and agrees that the Seller or an Affiliate of the Seller is the owner of the Seller Marks and all goodwill attached thereto. This Agreement does not give the Purchaser the right to use, or the right to cause the Company to use, the Seller Marks except in accordance with this Agreement. The Purchaser agrees not to attempt to register or allow the Company to attempt to register the Seller Marks nor to register or allow the Company to register anywhere in the world a mark same as or similar to the Seller Marks.
     (e) In no event will the Purchaser or any Affiliate of the Purchaser advertise or hold itself out as the Seller or any Affiliate of the Seller.
     (f) If, at any time after the Closing, the Company possesses any non-public information belonging to or concerning the Seller that is not necessary for the operation of the business of the Company or for the reasonable maintenance of the Company’s corporate, business or financial records (such information, the “Seller Information”), the Purchaser will promptly transfer, or cause to be transferred, such Seller Information to the Seller (without retaining a copy thereof). The Purchaser will not, and will not cause the Company to, use any Seller Information or disclose such information to any Person. For the purposes of this Agreement, Seller Information may include written, graphical or machine-readable information that relates to trade secrets, product plans, software, vendor and customer information, business plans and data stored electronically. The Purchaser will, and will cause the Company to, use commercially reasonable efforts to cooperate with the Seller to identify any Seller Information that is in the possession of any such Person.

     Section 10.4 Company Assets and Information.
     (a) If, at any time after the Closing, the Seller finds itself in possession of any asset belonging to the Company, the Seller will promptly transfer, or cause to be transferred, such asset to the Company. The Seller will not use any such asset. For purposes of this provision, the parties acknowledge and agree that to the extent any information relates to both the Company and the Seller or any of its Affiliates, the Seller will be entitled to use and retain copies of such information as it sees fit.
     (b) If, at any time after the Closing, the Seller or the Purchaser identifies any tangible asset that is legally owned by the Company (and was owned by the Company immediately prior to Closing), but which is not located at the Company’s facilities and is not used by the Company in conducting its business (and was not used by the Company in conducting its business prior to Closing), then the parties agree to cooperate so as to cause such asset to be transferred from the Company to the Seller or its designee at no cost other than as set forth herein. To the extent any such asset is identified and transferred from the Company and such asset was included in the calculation of the Net Book Value of the Company pursuant to this Agreement, the Seller agrees to promptly reimburse the Purchaser for the value attributed to such asset in the calculation of the Net Book Value of the Company.
     Section 10.5 Non-Solicitation.
     (a) Unless otherwise agreed to in writing by the Seller, for a period commencing on the Closing Date and ending on the second anniversary of the Closing Date (the “Nonsolicitation Period”), the Purchaser will not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person (other than as a holder of not more than one percent (1%) of the outstanding capital stock of a Person), nor will it permit the Company or any of the Purchaser’s Subsidiaries, or any of its or their directors, officers, employees, agents, advisors or representatives to, directly or indirectly, call upon any Person who is, at the time the Person is called upon, an employee of the Seller, for the purpose or with the intent of soliciting such employee away from or out of the employ of the Seller, or employ or offer employment to any Person who was or is employed by the Seller unless such Person will have ceased to be employed by the Seller for a period of at least six months; provided, however, that the foregoing prohibition shall not apply to Doreen Thibodeaux.
     (b) This Section 10.5 will not be deemed to prohibit the Purchaser or the Seller from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of the Seller (in the case of the Purchaser) or the Company or the Purchaser (in the case of the Seller).
     (c) For purposes of this Section 10.5, references to “Seller” includes the Seller and each of its Subsidiaries other than the Company.
     Section 10.6 Confidentiality.
     (a) The Seller hereby acknowledges and agrees that, through its ownership of the Shares and its management of the affairs of the Company, the Seller has had access to and become familiar with confidential and proprietary information of the Company, including (without limitation) some or all of the following documents, materials and information of the Company, to the extent such information does not also relate to the Seller or any of its other Affiliates (collectively the “Confidential Information”): (i) financial data and projections, capital spending budgets and operating budgets; (ii) Employee and Corporate Officer personnel files; and (iii) regulatory filings and correspondence with Governmental Authorities, including summaries, memoranda, reports, compilations or other derivations thereof.

     (b) The Seller hereby acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Company, and that without such protection, the Purchaser would not have entered into this Agreement and would not consummate the transactions contemplated hereby. Accordingly, subject to the provisions of Section 10.6(c), the Seller hereby covenants and agrees, for itself and its Affiliates and representatives that, following the Closing, without the prior written consent of the Purchaser (which consent shall be at the Purchaser’s absolute discretion to give or withhold), the Seller shall not, nor shall the Seller cause or permit any of its Affiliates or representatives to, directly or indirectly, disclose to any Person or use for its own account or benefit or for the account or benefit of any other Person any Confidential Information.
     (c) The provisions of Section 10.6(b) shall not apply to (i) information that is generally known to, and available for use by, the public other than as a result of the breach of this Agreement by the Seller, (ii) information that becomes available to the Seller on a non-confidential basis from a source (other than the Purchaser or the Company) which, to the Seller’s Knowledge, is not prohibited from disclosing such information to the Seller by a legal, contractual or fiduciary obligation to the Company or the Purchaser, (iii) information that is required to be disclosed pursuant to applicable Law or court order, or (iv) disclosure by the Seller that is reasonably necessary for the Seller to exercise its rights or satisfy and perform its covenants and obligations under this Agreement. If the Seller becomes compelled by applicable Law or a court order to disclose any Confidential Information, the Seller shall provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy in respect of such compelled disclosure. If such a protective order or other remedy is not obtained by or is not available to the Purchaser, then the Seller shall use commercially reasonable efforts to ensure that only the minimum portion of such Confidential Information that is legally required to be disclosed is so disclosed, and the Seller shall use commercially reasonable efforts to obtain assurances that confidential treatment shall be given to such Confidential Information.
ARTICLE 11
GENERAL PROVISIONS
     Section 11.1 Transfer Taxes; Capital Gains Taxes.
     (a) Any sales, use, registration, transfer, stamp, value-added, GST, or other transfer Taxes, and all notarial fees arising out of or incurred in connection with the transfer of the Shares contemplated by this Agreement shall be borne by the Purchaser, and the Purchaser shall timely make such payments, including payment of the necessary documentary stamp tax no later than five (5) days after the close of the month in which the Deed of Absolute Sale of Shares is executed.
     (b) Promptly following the date hereof, the Seller shall prepare, at its option, (i) a draft of the request for tax treaty relief under the Philippines-United States Double Taxation Agreement to be filed by the Seller with the International Tax Affairs Division of the BIR (“Relief Application”) or (ii) a capital gains Tax Return, duly completed and executed by the Seller, together with all necessary supporting documents in sufficient copies for filing with the BIR and shall file such Relief Application or capital gains Tax Return, as the case may be, with the necessary department of the BIR as promptly as practicable following the date hereof. The Seller shall use all commercially reasonable efforts to obtain the Certificate Authorizing Registration (“CAR”) issued by the BIR expressly authorizing the Corporate Secretary of the Company to effect in its corporate books the transfer of the Shares under the name of the Seller to the Purchaser as soon as practicable following the date hereof; provided, however, that the parties hereby acknowledge that such CAR may not be issued by the BIR prior to the Closing Date. To the extent tax treaty relief under the Philippines-United States Double Taxation Agreement is finally determined by the BIR to not be available to the Seller, the Seller covenants and agrees that it will prepare and file a capital gains Tax Return in connection with the transaction contemplated hereby, together with all necessary supporting documents, with the BIR and pay the Philippine capital gains Tax (including any applicable interest and penalties) due as promptly as practicable following such determination.
     (c) The parties hereby acknowledge and agree that in accordance with applicable Law, the Secretary of the Company may not (i) evidence the transfer of the Shares to the Purchaser in the Stock and Transfer Book of the Company or (ii) issue new stock certificates for the Shares to the Purchaser and its nominee directors until the BIR (x) has been satisfied that the capital gains Tax and documentary stamp Tax have been paid or are not imposable, as evidenced by a duly issued confirmatory ruling by the BIR, and (y) has issued (A) a tax clearance certificate and (B) the CAR authorizing the registration of the Shares in the name of the Purchaser.
     Section 11.2 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first business day following such transmission if the date of transmission is not a business day) or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):
(a)	If to the Seller:

AOL LLC 22265 Pacific Blvd. Dulles, Virginia 20166 Attention: Executive Vice President and Chief Financial Officer Fax: (703) 265-4250

with a copy (which will not constitute notice) to:

AOL LLC 22000 AOL Way Dulles, VA 20166-9323 Attention: Deputy General Counsel for Transactions Fax: (703) 265-8433

(b)	If to the Purchaser:

eTelecare Global Solutions, Inc. 8901 E. Raintree, Suite 100 Scottsdale, Arizona 85260 Attention: Michael Dodson, Chief Financial Officer Fax: (480) 477-1279

with a copy (which will not constitute notice) to:

Snell & Wilmer L.L.P. One Arizona Center 400 E. Van Buren Phoenix, Arizona 85004 Attention: Garth D. Stevens Fax: (602) 382-6070
     Section 11.3 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.
     Section 11.4 Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.
     Section 11.5 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 5.6.
     Section 11.6 Assignment and Successors. This Agreement binds and benefits the parties and their respective successors and assigns. The Purchaser may not assign any rights under this Agreement without the prior written consent of the Seller, except that the Purchaser may at any time, without the Seller’s consent, assign its rights hereunder to any Affiliate of the Purchaser. No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations (other than the obligation to pay the Purchase Price) to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement and the Indemnified Parties who are not parties to this Agreement (who shall be third party beneficiaries of this Agreement), any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

     Section 11.7 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.
     Section 11.8 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3, Article 4 and Article 6, as applicable. The statements in a section of such Disclosure Schedules, and those in any amendment or supplement thereto, will be deemed to relate to each other provision of Article 3 or 4 to the extent such relationship is reasonably apparent.
     Section 11.9 Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.
     Section 11.10 Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its respective direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.
     Section 11.11 Governing Law. Unless any Exhibit or Schedule specifies a different choice of law, the internal laws of the State of New York, United States of America (without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its Exhibits and Schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom.
     Section 11.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.
     Section 11.13 Jurisdiction and Service of Process. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the courts of Manhattan, New York, United States of America, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York. Each of the parties knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Any party to this Agreement may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.2. Nothing in this Section 11.13, however, affects the right of any party to serve legal process in any other manner permitted by law. If any Proceeding is brought in connection with this Agreement or the transactions contemplated hereby, the prevailing party shall be entitled to recover reasonable attorneys’ fees, accounting fees, and other costs incurred in connection with such Proceeding, in addition to any other relief to which it may be entitled.

     Section 11.14 Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
     Section 11.15 Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF REVENUE OR LOST SALES) IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY IS ADVISED, HAS OTHER REASON TO KNOW, OR IN FACT KNOWS OF THE POSSIBILITY OF SUCH DAMAGES OR NOT.
     Section 11.16 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.
[Signature page follows.]

     The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

AOL LLC
By:
Name:
Title:

ETELECARE GLOBAL SOLUTIONS, INC.
By:
Name:
Title: